SCHEDULE

                                     TO THE

                          INVESTMENT ADVISORY AGREEMENT

                                     BETWEEN

                         THE ADVISORS' INNER CIRCLE FUND

                                       AND

                              LSV ASSET MANAGEMENT

Pursuant to Article 3, the Trust shall pay the Adviser compensation at an annual rate as follows:

        PORTFOLIO                                   FEE (IN BASIS POINTS)
        ---------                                   ---------------------
LSV Value Equity Fund                       .55% of the average daily net assets
LSV Conservative Value Equity Fund          .38% of the average daily net assets
LSV Conservative Core Equity Fund           .38% of the average daily net assets


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